Exhibit 33.1

Report on Assessment of Compliance With Applicable Servicing Criteria

for Asset-Backed Securities of Nissan Motor Acceptance Corporation

Report on Assessment of Compliance with Applicable Servicing Criteria

1.

Nissan Motor Acceptance Corporation (“NMAC”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ended March 31, 2019 (the “Reporting Period”). The transactions covered by this report include registered asset-backed securities sponsored by NMAC involving securitization of motor vehicle retail installment sale contracts and lease contracts serviced by NMAC (the “Platform”);

2.

NMAC has engaged certain vendors (the “Vendors”) to perform specific, limited or prescribed activities, and NMAC elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities and NMAC represents that such Vendors are not servicers as defined in paragraph (j) of Item 1101 of Regulation AB;

3.	Presented in Appendix A hereto are the servicing criteria (and portions thereof) impacted by the Vendors’ activities and for which NMAC is assuming responsibility;

4.	Except as set forth in paragraphs 5 and 6 below, NMAC used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria;

5.

NMAC has determined that criteria 1122(d)(1)(iii), (d)(1)(iv), (d)(2)(ii)(solely with respect to the disbursement of funds on behalf of an obligor), (d)(2)(vi), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii) and (d)(4)(xv) are not applicable to NMAC based on the activities it performs, directly or through its Vendors or subsidiaries, with respect to the Platform;

6.

NMAC has determined that criteria 1122(d)(2)(ii) and (d)(3)(ii)-(iii) pertaining to the actual disbursement or remittance of funds to investors and criteria 1122(d)(2)(iv) and (d)(3)(iv) do not apply to NMAC since performing such activities in connection with these criteria are the responsibility of the applicable indenture trustee;

7.

Other than as described in Appendix B hereto with respect to Item 1122(d)(2)(i) and Item 1122(d)(4)(xiv), NMAC has complied, in all material respects, with the applicable servicing criteria as of March 31, 2019 and for the Reporting Period with respect to the Platform taken as a whole;

8.

NMAC has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of March 31, 2019 and for the Reporting Period with respect to the Platform taken as a whole;

9.

NMAC has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of March 31, 2019 and for the Reporting Period with respect to the Platform taken as a whole; and

10.	Ernst & Young LLP (“E&Y”), a registered public accounting firm, has issued an attestation report on NMAC’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

June 27, 2019

NISSAN MOTOR ACCEPTANCE CORPORATION

By:	/s/ Kevin J. Cullum
	Name:	Kevin J. Cullum
	Title:	President and Chief Executive Officer

APPENDIX A

Reference	Servicing Criteria

Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

APPENDIX B

Reference	Servicing Criteria

Material Non-Compliance
1122 (d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

Discussion of Non-Compliance
Under the transaction agreements for retail and lease asset-backed securities in transactions included in the Platform, NMAC, as servicer (the “Servicer”), is required to remit to the collection account all collections with respect to a receivable or lease contract, as applicable, not later than the second business day after identification thereof. However, a single monthly deposit is permitted if certain requirements are met, including a ratings threshold with respect to the Servicer (the “monthly remittance condition”).

Under the transaction agreements for the transactions included in the Platform the monthly remittance condition was satisfied for the April 2018 through September 2018 collection periods and the Servicer remitted a single monthly deposit of collections to the collection account in accordance with the terms of the transaction agreements. During the October collection period the monthly remittance condition was no longer satisfied and the Servicer continued to remit a single monthly deposit of collections to the collection account for the October 2018 through March 2019 collection periods. After discovery by an officer of the Servicer that the monthly remittance condition was no longer satisfied, the Servicer began remitting all collections to the collection account not later than the second business day after identification thereof and continues to do so.

Reference	Servicing Criteria
1222 (d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

Discussion of Non-Compliance

Under the transaction agreements for retail and lease asset-backed securities in transactions included in the Platform, a receivable or lease contract, as applicable, is required to be classified as a “defaulted receivable” or “defaulted lease”, respectively, for purposes of the transaction agreements when, among other things, such receivable or lease contract is delinquent beyond a specified number of days or when the Servicer has determined in accordance with its customary servicing practices that eventual payment in full is unlikely (i.e., charged-off). In certain circumstances, receivables and lease contracts were not charged-off in accordance with the Servicer’s customary servicing practices and in other circumstances, receivables and lease contracts were not classified as “defaulted receivables” or “defaulted leases”, respectively, for purposes of the transaction agreements when the applicable receivable or lease contract was delinquent beyond the specified number of days.

The Servicer has supplemented internal procedures and implemented additional oversight to ensure that receivables and lease contracts are charged-off in accordance with the Servicer’s customary servicing practices and classified as a “defaulted receivable” or “defaulted lease”, respectively, for purposes of the transaction agreements when such receivable or lease contract is delinquent beyond the number of days specified in the applicable transaction agreements.